As filed with the Securities and Exchange Commission on May 27, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ROCK-TENN COMPANY

(Exact name of Registrant as Specified in Its Charter)

Georgia	62-0342590
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

504 Thrasher Street Norcross, Georgia	30071
(Address of Principal Executive Offices)	(Zip Code)

ROCK-TENN COMPANY (SSCC) EQUITY INCENTIVE PLAN

(Full title of the Plan)

Robert B. McIntosh, Esq. Executive Vice President, General Counsel and Secretary Rock-Tenn Company 504 Thrasher Street Norcross, Georgia 30071	Copies to: E. William Bates, II King & Spalding LLP 1185 Avenue of the Americas New York, New York 10036-4003
(Name and address of agent for service)

770-448-2193

(Telephone number, including area code, of agent for service)

**	Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Class A Common Stock, par value $.01 per share	3,970,137(1)	$70.71(2)	$237,910,090(2)	$27,622

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares of common stock issuable with respect to the shares being registered hereunder by reason of any stock dividend, stock split, recapitalization or other similar transaction.
(2)	Estimated solely for the purpose of computing the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act based on (i) the aggregate exercise price for outstanding options to purchase 1,314,251 shares of Class A Common Stock of Rock-Tenn Company being registered hereunder and (ii) the product of (A) the average of the high and low sales prices per share of Class A Common Stock of Rock-Tenn Company as reported on the New York Stock Exchange on May 23, 2011 and (B) 2,655,886 shares of Class A Common Stock of Rock-Tenn Company, which is equal to the maximum amount of shares of Rock-Tenn Company Class A Common Stock currently issuable pursuant to the Rock-Tenn Company (SSCC) Equity Incentive Plan plus the amount of shares of Rock-Tenn Company Class A Common Stock with respect to outstanding restricted stock unit awards under the Rock-Tenn Company (SSCC) Equity Incentive Plan.

EXPLANATORY NOTE

On May 27, 2011, Rock-Tenn Company (the “Company”) completed its acquisition of Smurfit-Stone Container Corporation (“Smurfit-Stone”) through the merger (the “Merger”) of Smurfit-Stone with and into Sam Acquisition, LLC (“Merger Sub”), a wholly owned limited liability company subsidiary of RockTenn. As a result of the Merger, the separate corporate existence of Smurfit-Stone ceased and Merger Sub is continuing as the surviving entity of the Merger and a wholly owned subsidiary of the Company under the name “RockTenn CP, LLC.” The Merger was effected pursuant to an Agreement and Plan of Merger, dated as of January 23, 2011, by and among the Company, Smurfit-Stone and Merger Sub (the “Merger Agreement”). In connection with the Merger, the Company assumed, as of the effective time of the Merger, all rights and obligations under the Smurfit-Stone Equity Incentive Plan, as amended by the First Amendment, dated May 27, 2011, which has been re-named the Rock-Tenn Company (SSCC) Equity Incentive Plan (the “Plan”).

At the effective time of the Merger, each outstanding option to purchase Smurfit-Stone common stock under the Plan was assumed by RockTenn and converted into an option to purchase a number of shares of RockTenn common stock determined in accordance with the terms of the Merger Agreement (the “Converted Options”). Each such assumed stock option is subject to the same terms and conditions as were applicable to the corresponding option to purchase Smurfit-Stone common stock immediately prior to the effective time of the Merger; provided, that each outstanding option granted prior to the date of the Merger Agreement vested and became exercisable as of the effective time of the Merger as contemplated by the Plan.

In addition, at the effective time of the Merger, certain Smurfit-Stone restricted stock unit awards that were outstanding immediately prior to the effective time of the Merger and that were granted on or after the date of the Merger Agreement were converted in accordance with the terms of the Merger Agreement into a restricted stock unit award in respect of Rock-Tenn common stock, on the same terms and conditions applicable to such Smurfit-Stone restricted stock unit award immediately prior to the effective time of the Merger (including applicable vesting requirements) (the “Converted RSU Awards”).

This Registration Statement on Form S-8 relates to the registration under the Securities Act of 1933 of 3,970,137 shares of the Company’s common stock issuable upon the exercise of the Converted Options, the vesting of the Converted RSU Awards and shares available for grant under the Plan (as appropriately adjusted to reflect the terms of the Merger).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

In accordance with Rule 428 under the Securities Act and the instructional note to Part I of Form S-8, the information specified in Part I of Form S-8 has been omitted from the filing of this Registration Statement. The documents containing the information specified in Part I of Form S-8 will be sent or given to the participants in the Plan covered by this Registration Statement as specified by Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents have been previously filed by the Company with the Securities and Exchange Commission and are hereby incorporated by reference into this Registration Statement as of their respective dates:

(1) Our Annual Report on Form 10-K for the fiscal year ended September 30, 2010 as Amended by the Form 10-K/A filed on April 5, 2011 and April 21, 2011;

(2) Our Quarterly Reports on Form 10-Q for the quarterly periods ended December 31, 2010 and March 31, 2011;

(3) Our Definitive Proxy Statement on Schedule 14A, filed December 17, 2010;

(4) Our Current Reports on Form 8-K filed on December 23, 2010, January 24, 2011 (solely with respect to those Current Reports on Form 8-K relating to the Merger, and for the avoidance of doubt, specifically excluding the Current Report on Form 8-K which furnishes information for the quarter ended December 31, 2010, under Items 2.02 and 9.01), January 31, 2011, February 7, 2011, February 23, 2011, March 28, 2011, April 28, 2011, May 16, 2011 and May 27, 2011;

(5) The description of the Company’s Common Stock contained in its registration statement on Form 8-A filed on February 2, 1994, including any amendment or report filed for the purposes of updating such description.

In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, which is referred to as the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereunder have been sold or that deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents.

Item 4.	Description of Securities

Inapplicable.

Item 5.	Interests of Named Experts and Counsel

The validity of the shares of Common Stock covered by this Registration Statement has been passed upon for the Company by Robert B. McIntosh, executive vice president, general counsel and secretary of the Company. As of May 27, 2011, Mr. McIntosh beneficially owned 139,560 shares of Common Stock of the Company, which includes 77,260 shares of Common Stock, options to purchase an aggregate of 45,500 shares of Common Stock, and 16,800 restricted shares of Common Stock.

Item 6.	Indemnification of Directors and Officers

The Company’s restated and amended articles of incorporation eliminate, to the fullest extent permitted by applicable law, the personal liability of the Company’s directors to the Company or its shareholders for monetary damages for breach of duty of care or any other duty owed to the Company as a director. The Georgia Business Corporation Code, or the Code, currently provides that such provision shall not eliminate or limit the liability of a director (a) for any appropriation, in violation of his duties, of any business opportunity of the Company, (b) for acts or omissions that involve intentional misconduct or a knowing violation of law, (c) for unlawful corporate distributions or (d) for any transaction from which the director received an improper personal benefit.

Under Article VI of the Company’s bylaws, and certain agreements entered into by the Company and its directors, the Company is required to indemnify its directors, officers, employees or agents against the obligation to pay any judgment, settlement, penalty or fine, and against expenses (including attorney’s fees and expenses), incurred in connection with any action, suit or proceeding brought against such person because he was a director, officer, employee or agent of the Company, without regard to any limitations in the Code; provided, however, that the Company shall have no obligation to indemnify any such person in connection with any such proceeding if such person is adjudged liable to the Company or is subjected to injunctive relief in favor of the Company (a) for any appropriation, in violation of such person’s duties, of any business opportunity of the Company, (b) for acts or omissions that involve intentional misconduct or a knowing violation of law, (c) for unlawful corporate distributions or (d) for any transaction from which such person received an improper personal benefit. The Company’s directors and officers are insured against losses arising from any claim against them as such for wrongful acts or omissions, subject to certain limitations.

The Company has entered into indemnification agreements with each of its directors. The indemnification agreements require, among other things, that the Company indemnify its directors to the fullest extent permitted by law, and advance to directors all related expenses, subject to reimbursement if it is subsequently determined the indemnification is not permitted. The Company is also required to indemnify in advance all expenses incurred by directors seeking to enforce their rights under the indemnification agreements and to cover directors under its directors’ and officers’ liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by provisions in the Company’s restated and amended articles of incorporation and bylaws, it provides greater assurance to directors that indemnification will be available, because, as a contract, it may not be modified to eliminate the rights it provides unilaterally by the Company’s board of directors or shareholders in the future.

The Company’s directors and executive officers are insured against damages from actions and claims incurred in the course of performing their duties, and the Company is insured against expenses incurred in defending lawsuits arising from certain alleged acts against directors and executive officers.

Item 7.	Exemption from Registration Claimed

Inapplicable.

Item 8.	Exhibits

Exhibit Number	Description of Exhibit	Sequential Page No.

4.1	Restated and Amended Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1, File No. 33-73312).

4.2	Articles of Amendment to the Registrant’s Restated and Amended Articles of Incorporation effective February 10, 1994 (incorporated by reference to Exhibit 3.2 of the Registrant’s Registration Statement on Form S-4 filed on April 19, 2011).

4.3	Articles of Amendment to the Registrant’s Restated and Amended Articles of Incorporation effective February 2, 1995 (incorporated by reference to Exhibit 3.2 of the Registrant’s Annual Report on Form 10-K for the year ended September 30, 2000).

4.4	Bylaws of the Registrant (Amended and Restated as of October 31, 2008) (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed on November 6, 2008).

4.5	Amendment to the Bylaws of the Registrant (as of December 14, 2009) (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed on December 14, 2009).

4.6	Rock-Tenn Company (SSCC) Equity Incentive Plan

4.7	First Amendment to Rock-Tenn Company (SSCC) Equity Incentive Plan

5.1	Opinion of Robert B. McIntosh

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm of Rock-Tenn Company

23.2	Consent of Ernst & Young LLP, independent registered public accounting firm of Smurfit-Stone Container Corporation

23.3	Consent of Robert B. McIntosh (included as part of Exhibit 5.1).

24.1	Power of Attorney (included on the signature hereto).

Item 9.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norcross, State of Georgia, on the 27th day of May, 2011.

ROCK-TENN COMPANY

By	/S/ STEVEN C. VOORHEES
Steven C. Voorhees Executive Vice President, Chief Financial Officer and Chief Administrative Officer (Principal Financial Officer)

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James A. Rubright, Robert B. McIntosh and Steven C. Voorhees, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for such person and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/S/ JAMES A. RUBRIGHT James A. Rubright	Director, Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	May 27, 2011

/S/ STEVEN C. VOORHEES Steven C. Voorhees	Executive Vice President, Chief Financial Officer and Chief Administrative Officer (Principal Financial Officer)	May 27, 2011

/S/ A. STEPHEN MEADOWS A. Stephen Meadows	Chief Accounting Officer (Principal Accounting Officer)	May 27, 2011

/S/ TIMOTHY J. BERNLOHR Timothy J. Bernlohr	Director	May 27, 2011

/S/ J. POWELL BROWN J. Powell Brown	Director	May 27, 2011

/S/ ROBERT M. CHAPMAN Robert M. Chapman	Director	May 27, 2011

/S/ TERRELL K. CREWS Terrell K. Crews	Director	May 27, 2011

Robert B. Currey	Director	May 27, 2011

/S/ RUSSELL M. CURREY Russell M. Currey	Director	May 27, 2011

/S/ G. STEPHEN FELKER G. Stephen Felker	Director	May 27, 2011

/S/ LAWRENCE L. GELLERSTEDT, III Lawrence L. Gellerstedt, III	Director	May 27, 2011

/S/ RALPH H. HAKE Ralph H. Hake	Director	May 27, 2011

/S/ JOHN W. SPIEGEL John W. Spiegel	Director	May 27, 2011

/S/ BETTINA M. WHYTE Bettina M. Whyte	Director	May 27, 2011

/S/ JAMES E. YOUNG James E. Young	Director	May 27, 2011

EXHIBIT INDEX

4.1	Restated and Amended Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1, File No. 33-73312).

4.2	Articles of Amendment to the Registrant’s Restated and Amended Articles of Incorporation effective February 10, 1994 (incorporated by reference to Exhibit 3.2 of the Registrant’s Registration Statement on Form S-4 filed on April 19, 2011).

4.3	Articles of Amendment to the Registrant’s Restated and Amended Articles of Incorporation effective February 2, 1995 (incorporated by reference to Exhibit 3.2 of the Registrant’s Annual Report on Form 10-K for the year ended September 30, 2000).

4.4	Bylaws of the Registrant (Amended and Restated as of October 31, 2008) (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed on November 6, 2008).

4.5	Amendment to the Bylaws of the Registrant (as of December 14, 2009) (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed on December 14, 2009).

4.6	Rock-Tenn Company (SSCC) Equity Incentive Plan

4.7	First Amendment to Rock-Tenn Company (SSCC) Equity Incentive Plan

5.1	Opinion of Robert B. McIntosh

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm of Rock-Tenn Company

23.2	Consent of Ernst & Young LLP, independent registered public accounting firm of Smurfit-Stone Container Corporation

23.3	Consent of Robert B. McIntosh (included as part of Exhibit 5.1).

24.1	Power of Attorney (included on the signature hereto).